EXHIBIT 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS SECOND QUARTER EARNINGS OF 51 CENTS

PER DILUTED SHARE FROM CONTINUING OPERATIONS

Company exceeds second quarter EPS guidance,

raises EPS guidance for second half of 2006

    CINCINNATI, Ohio, August 9, 2006 - Federated Department Stores, Inc. today reported earnings of 51 cents per diluted share from continuing operations for the second quarter of 2006, ended July 29, 2006. This compares with diluted earnings per share from continuing operations of 42 cents for the same 13-week period last year.

    Excluding May Company merger integration costs and related inventory valuation adjustments of $177 million ($111 million after tax or 19 cents per diluted share) and the gains on the sale of credit receivables of $191 million ($119 million after tax or 21 cents per diluted share), second quarter diluted earnings per share from continuing operations were 49 cents. This exceeds the company's prior guidance for earnings of 39 cents to 44 cents per share excluding merger integration costs, related inventory valuation adjustments and gain on sale of credit receivables.

    Second quarter results benefited from a previously announced cash refund from the Internal Revenue Service. The refund reduced income tax expense by approximately $80 million and interest expense by approximately $17 million. In aggregate, this contributed 16 cents per diluted share to second quarter earnings.

    For the first half of 2006, Federated reported diluted earnings per share from continuing operations of 37 cents per share, compared with 78 cents per share in the first half of 2005. Excluding May Company merger integration costs and related inventory valuation adjustments of $306 million ($192 million after tax or 34 cents per diluted share) and the gains on the sale of credit receivables of $191 million ($119 million after tax or 21 cents per diluted share), diluted earnings per share from continuing operations were 50 cents in the first half of 2006.

    Terry J. Lundgren, Federated's chairman, president and chief executive officer, said, "We were pleased to have exceeded our earnings guidance this quarter, indicating that the Federated-May Company integration process remains solidly on track. In particular, we are pleased with the comp store sales progress in existing Macy's and Bloomingdale's locations, which reflect our strategy beyond the nationwide Macy's brand launch beginning Sept. 9.

    "We are still in the process of transitioning the former May Company locations with significant merchandise assortment change-outs, clearance sales of discontinued inventory and remodeling activity which is disruptive to the business, and our sales performance in these stores continues to lag," Lundgren said. "We are looking forward to getting this work behind us and returning to a more normalized pace of activity after the nameplate changes in September."

    Federated's sales and earnings for the second quarter and first half of 2006 include results of The May Department Stores Company, which was acquired Aug. 30, 2005. Sales and earnings from the company's Lord & Taylor and Bridal Group divisions, which the company intends to divest, are being treated as discontinued operations.

Sales

    Sales in the second quarter totaled $5.995 billion, an increase of 65 percent compared to sales of $3.623 billion in the same period last year. On a same-store basis, Federated's second quarter sales were up 4.6 percent, within the company's guidance for a same-store sales increase of 4 percent to 6 percent in the second quarter.

    For the year to date, Federated's sales totaled $11.925 billion, up 64 percent from total sales of $7.264 billion in the first 26 weeks of 2005. On a same-store basis, Federated's year-to-date sales were up 2.2 percent.

    The company opened no new department stores in the second quarter of 2006. Aside from duplicate locations being divested, two stores were closed - a Macy's store in Pocatello, ID, and a Macy's Furniture Gallery in Augusta, GA.

Operating Income

    Federated's operating income totaled $422 million or 7.0 percent of sales for the quarter ended July 29, 2006, compared to operating income of $291 million or 8.0 percent of sales for the same period last year. Federated's second quarter 2006 operating income included $177 million in May Company integration costs and related inventory valuation adjustments, and gains of $191 million on the sale of credit receivables. Excluding these items, operating income for the second quarter was $408 million.

    For the first half of 2006, Federated's operating income totaled $442 million or 3.7 percent of sales, compared to operating income of $543 million or 7.5 percent of sales for the same period last year. Federated's first half 2006 operating income includes $306 million in May Company integration costs and related inventory valuation adjustments, as well as gains of $191 million on the sale of credit receivables. Excluding these items, operating income was $557 million.

Cash Flow

    Federated generated $2.281 billion in cash from continuing operating activities in the first half of 2006, compared to $665 million in the same period last year. Cash generated by continuing investing activities was $240 million in the first half of this year, compared with the use of $237 million in the same period last year, resulting in cash flow from continuing operating activities before continuing financing activities of $2.521 billion in the first half of this year and $428 million in the first half of last year. In addition, the company generated $35 million in net cash from discontinued operations in the first half of 2006.

    A series of major transactions contributed to cash flow in the first half of 2006. Cash generated from continuing operating activities includes $1.860 billion in proceeds from the sale of May Company credit receivables. Cash from continuing investing activities includes Federated's purchase of $1.141 billion in credit receivables from General Electric Capital Corporation, which then were sold to Citigroup for $1.323 billion (for a net increase of $182 million), as well as $443 million from the disposal of property and equipment, primarily from the sale of approximately 60 duplicate store locations.

    Additional transactions will contribute to cash flow in the second half of 2006. These are expected to include the sales of the Lord & Taylor and Bridal Group divisions, as well as the sale of at least three additional duplicate stores being divested.

    Proceeds from transactions to date in 2006 have been used to pay down short-term borrowings associated with the May Company acquisition and to begin repurchasing shares. The company used approximately $287 million of excess cash to repurchase approximately 8.1 million shares of Federated common stock in the second quarter of 2006.

    At the end of the second quarter, the company had remaining authorization to purchase up to approximately $383 million of common stock. Management expects to request additional authorization from the Board of Directors.

    In the second quarter, the company redeemed $200 million of principal amount senior bonds at a price of $208.3 million.

Looking Ahead

    Federated is increasing its earnings and same-store sales guidance for the second half of 2006. Guidance for diluted earnings per share, excluding merger integration costs and related inventory valuation adjustments, now is 15 cents to 20 cents for the third quarter and $1.40 to $1.50 for the fourth quarter, compared with previous guidance of $1.50 to $1.62 per share in the two periods combined. For 2006 as a whole, Federated expects diluted earnings of $2.00 to $2.15 per share excluding merger integration costs, related inventory valuation adjustments and gain on the sale of credit receivables.

    The company now expects same-store sales to increase by 3 percent to 5 percent in each of the third and fourth quarters of 2006, compared with previous guidance for sales to grow by 2 percent to 4 percent in the third and fourth quarters combined. Federated reiterated total sales expectations of between $5.9 billion and $6.1 billion in the third quarter, and between $9.1 billion and $9.4 billion in the fourth quarter.

    All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

    Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's second quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, August 9. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-866-552-7206 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	July 29, 2006		July 30, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 5,995		$ 3,623

Cost of sales - recurring (Note 2)	3,470	57.9%	2,126	58.7%

Gross margin - recurring	2,525	42.1%	1,497	41.3%

Inventory valuation adjustments - May integration (Note 3)	(134)	(2.2%)	-	-%

Gross margin	2,391	39.9%	1,497	41.3%

Selling, general and administrative expenses	(2,117)	(35.3%)	(1,206)	(33.3%)

May integration costs (Note 4)	(43)	(0.8%)	-	-%

Gains on sale of accounts receivable (Note 5)	191	3.2%	-	-%

Operating income	422	7.0%	291	8.0%

Interest expense - net (Note 6)	(99)		(54)

Income from continuing operations before income taxes	323		237

Federal, state and local income tax expense (Note 7)	(41)		(89)

Income from continuing operations	282		148

Discontinued operations, net of income taxes (Note 8)	35		-

Net income	$ 317		$ 148

Basic earnings per share:
Income from continuing operations	$ .51		$ .43
Income from discontinued operations	.06		-
Net income	$ .57		$ .43

Diluted earnings per share (Note 9):
Income from continuing operations	$ .51		$ .42
Income from discontinued operations	.06		-
Net income	$ .57		$ .42

Average common shares:
Basic	552.2		342.4
Diluted	559.2		351.4

Depreciation and amortization expense	$ 314		$ 178

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended July 29, 2006 and July 30, 2005 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed after the close of trading on June 9, 2006 to shareholders of record on May 26, 2006.

  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended July 29, 2006 or July 30, 2005.
  Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

  Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to the closing of duplicate store locations, partially offset by gains from the sale of Federated locations.

  Represents the gains recognized on the sale of the Company's remaining proprietary and non-proprietary credit card accounts and related receivables. For the 13 weeks ending July 29, 2006, the after-tax net gain amounted to $.21 per diluted share.

  Interest expense for the 13 weeks ended July 29, 2006 includes approximately $17 million of interest income related to the settlement of various tax examinations (See Note 7).

  Income tax expense for the 13 weeks ended July 29, 2006 reflects approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary.

  Represents the results of operations of the acquired businesses of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston, which are being divested.

  For the 13 weeks ended July 29, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 4) amounted to $.19 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended
	July 29, 2006		July 30, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 11,925		$ 7,264

Cost of sales - recurring (Note 2)	7,097	59.5%	4,302	59.2%

Gross margin - recurring	4,828	40.5%	2,962	40.8%

Inventory valuation adjustments - May integration (Note 3)	(140)	(1.2%)	-	-%

Gross margin	4,688	39.3%	2,962	40.8%

Selling, general and administrative expenses	(4,271)	(35.8%)	(2,419)	(33.3%)

May integration costs (Note 4)	(166)	(1.4%)	-	-%

Gains on sale of accounts receivable (Note 5)	191	1.6%	-	-%

Operating income	442	3.7%	543	7.5%

Interest expense - net (Note 6)	(237)		(108)

Income from continuing operations before income taxes	205		435

Federal, state and local income tax benefit (expense) (Note 7)	3		(164)

Income from continuing operations	208		271

Discontinued operations, net of income taxes (Note 8)	57		-

Net income	$ 265		$ 271

Basic earnings per share:
Income from continuing operations	$ .38		$ .80
Income from discontinued operations	.10		-
Net income	$ .48		$ .80

Diluted earnings per share (Note 9):
Income from continuing operations	$ .37		$ .78
Income from discontinued operations	.10		-
Net income	$ .47		$ .78

Average common shares:
Basic	551.2		340.0
Diluted	558.6		348.5

Depreciation and amortization expense	$ 630		$ 356

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

  Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended July 29, 2006 and July 30, 2005 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed after the close of trading on June 9, 2006 to shareholders of record on May 26, 2006.

  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 26 weeks ended July 29, 2006 or July 30, 2005.

  Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

  Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to the closing of duplicate store locations, partially offset by gains from the sale of Federated locations.

  Represents the gains recognized on the sale of the Company's remaining proprietary and non-proprietary credit card accounts and related receivables. For the 26 weeks ended July 29, 2006, the after-tax net gain amounted to $.21 per diluted share.

  Interest expense for the 26 weeks ended July 29, 2006 includes approximately $17 million of interest income related to the settlement of various tax examinations (See Note 7).

  The income tax benefit for the 26 weeks ended July 29, 2006 reflects approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary.

  Represents the results of operations of the acquired businesses of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston, which are being divested.

  For the 26 weeks ended July 29, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 4) amounted to $.34 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	July 29,	January 28,	July 30,
	2006	2006	2005
ASSETS:
Current Assets:
Cash and cash equivalents	$ 1,062	$ 248	$ 1,399
Accounts receivable	460	2,522	3,271
Merchandise inventories	5,168	5,459	3,259
Supplies and prepaid expenses	255	203	121
Assets of discontinued operations	2,238	1,713	-
Total Current Assets	9,183	10,145	8,050

Property and Equipment - net	11,166	12,034	5,824
Goodwill	9,248	9,520	260
Other Intangible Assets - net	912	1,080	378
Other Assets	678	389	707

Total Assets	$31,187	$33,168	$15,219

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 428	$ 1,323	$ 1,229
Accounts payable and accrued liabilities	4,712	5,246	2,715
Income taxes	433	454	178
Deferred income taxes	61	103	29
Liabilities of discontinued operations	657	464	-
Total current liabilities	6,291	7,590	4,151

Long-Term Debt	8,205	8,860	2,634
Deferred Income Taxes	1,525	1,704	1,224
Other Liabilities	1,594	1,495	597
Shareholders' Equity	13,572	13,519	6,613

Total Liabilities and Shareholders' Equity	$31,187	$33,168	$15,219

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	26 Weeks Ended July 29, 2006	26 Weeks Ended July 30, 2005
Cash flows from continuing operating activities:
Net income	$ 265	$ 271
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	(57)	-
Gains on the sale of accounts receivable	(191)	-
Stock-based compensation expense	43	9
May integration costs	306	-
Depreciation and amortization	630	355
Amortization of financing costs and premium on acquired debt	(37)	2
Changes in assets and liabilities:
Proceeds from the sale of proprietary accounts receivable	1,860	-
Decrease in proprietary and other accounts receivable not separately identified	227	223
(Increase) decrease in merchandise inventories	157	(139)
Increase in supplies and prepaid expenses	(45)	(17)
(Increase) decrease in other assets not separately identified	(7)	10
Increase (decrease) in accounts payable and accrued liabilities not separately identified	(727)	64
Decrease in current income taxes	(21)	(147)
Increase (decrease) in deferred income taxes	(203)	26
Increase in other liabilities not separately identified	81	8
Net cash provided by continuing operating activities	2,281	665

Cash flows from continuing investing activities:
Purchase of property and equipment	(353)	(143)
Capitalized software	(39)	(32)
Increase in non-proprietary accounts receivable	-	(76)
Proceeds from hurricane insurance claims	7	-
Repurchase of accounts receivable	(1,141)	-
Proceeds from the sale of repurchased accounts receivable	1,323	-
Disposition of property and equipment	443	14
Net cash provided (used) by continuing investing activities	240	(237)

Cash flows from continuing financing activities:
Debt issued	46	-
Debt repaid	(1,512)	(16)
Dividends paid	(139)	(46)
Decrease in outstanding checks	(45)	(55)
Acquisition of treasury stock	(287)	(7)
Issuance of common stock	195	227
Net cash provided (used) by continuing financing activities	(1,742)	103

Net cash provided by continuing operations	779	531
Net cash provided by discontinued operating activities	99	-
Net cash used by discontinued investing activities	(41)	-
Net cash used by discontinued financing activities	(23)	-
Net cash provided by discontinued operations	35	-

Net increase in cash and cash equivalents	814	531
Cash and cash equivalents at beginning of period	248	868

Cash and cash equivalents at end of period	$ 1,062	$ 1,399

Notes:

  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

    2.    Stock-based compensation expense includes restricted stock grants, stock credit plans and stock options.